EXHIBIT 99.1
Press Release - December 22, 2006

GoFish Signs Exclusive Agreement with Kaleidoscope Sports and Entertainment LLC, A Leading Marketing Firm

SAN FRANCISCO, Calif. - December 22, 2006 - GoFish Corporation (OTCBB: GOFH), a leading online video network, which is transforming how online video content is produced, distributed and experienced, today announced a strategic alliance with Kaleidoscope Sports and Entertainment LLC (KSE Global), a unit of the Interpublic Group of Companies. The strategic alliance will allow GoFish to leverage Kaleidoscope's advertising and sponsorship sales capabilities, increasing GoFish's exposure to advertisers and elevating the company's profile as one of the largest and fastest-growing user-generated video sites on the Internet.

"After thoroughly researching, examining, and interviewing the major Web 2.0 companies in the online video marketplace, we enthusiastically chose GoFish as our exclusive partner," said Ray Volpe, CEO of Kaleidoscope. "GoFish is rapidly emerging as a leading destination for Internet video and is on the forefront of working with the creative community as a source of both original user-generated and professional content. By combining 'traditional media' content with 'new media' distribution through licensing arrangements, Kaleidoscope and GoFish are laying the foundation for the future of Internet Television."

Kaleidoscope is an influential marketing agency and innovator in connecting the advertising world with new media properties. Kaleidoscope clients include General Motors, Discovery, Coca Cola, and Johnson & Johnson. The company's portfolio of online ventures includes managing a sales and business development partnership with Facebook. A noted media powerhouse, Kaleidoscope developed the ESPN ESPY Awards and the MTV Video Music Awards, among other credits.

GoFish, a pioneer in user-generated video cultivation, branding and promotion, is building an online video network of original programming that has a broad range of features for both users and advertisers, including segmented and filtered user-generated content, legal access to copyrighted material, and a scalable channel platform. Under the agreement, GoFish will benefit from the scale and scope of Kaleidoscope's sales force, with its deep ties to Madison Avenue and the rest of the advertising world, which will be fully focused on securing sponsorships for GoFish's premium content.

"We're thrilled to be establishing this relationship with Kaleidoscope, one of the most sophisticated and enterprising marketing agencies for sports and entertainment media," said Michael Downing, CEO of GoFish. "In conjunction with Kaleidoscope, GoFish will now enjoy enhanced sales capabilities for our successful branded entertainment properties such as America's Dream Date and Artist's Voices, as well as access to senior media buyers within one of the world's largest advertising conglomerates."

As part of the arrangement, Ray Volpe, CEO of Kaleidoscope, will join GoFish's Advisory Board. Over the course of his career, Mr. Volpe has served in executive roles at the NHL and the LPGA. In addition to co-producing the ESPN Espy Awards and the original MTV Video Music Awards, Mr. Volpe, in his capacity as CEO of Kaleidoscope Sports & Entertainment, Inc., has overseen and co-produced the USO Comedy Tour, Rites of Autumn, Sports Century and numerous music videos.

About GoFish Corporation

GoFish Corporation, (OTCBB: GOFH) headquartered in San Francisco, is a leading consumer online video destination that, in two years, has grown to deliver millions of videos per month to a rapidly growing audience of enthusiasts. An early entrant into the user-generated video sector and the first publicly traded company in the space, GoFish is a place on the web where millions of people come to upload, share and watch their favorite videos from around the world. For more information about the company, go to www.gofish.com.

About Kaleidoscope

Kaleidoscope, headquartered in New York, is a unit of the Interpublic Group of Companies, a major advertising conglomerate. In addition to producing premium sports and entertainment content for several television networks, Kaleidoscope has formed strategic partnerships with the leading internet properties in social networking and online video. Kaleidoscope has done business with all the major US television networks, including CBS, NBC, ABC, FOX and EPSN, as well as major cable networks, and has years of experience in securing high profile advertisers and sponsors for its content. As digital and new media grow in prominence, Kaleidoscope has positioned itself to offer the best of its strategic services to the leading online properties.

Forward-Looking Statements

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, our inability to generate sufficient operating cash flow from advertising revenue, a reduction in the demand for user-generated video and related services, a fall-off in search engine directed traffic to our web site, and general economic conditions. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on October 31, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.